UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON D.C. 20549

                                     FORM 15

CERTIFICATION AND NOTICE OF TERMINATION OF REGISTRATION UNDER SECTION 12(G) OF THE SECURITIES EXCHANGE ACT OF 1934 OR SUSPENSION OF DUTY TO FILE REPORTS UNDER SECTIONS 13 AND 15(D) OF THE SECURITIES EXCHANGE ACT OF 1934.

                                              Commission File Number     0-50233
                                                                         -------

                             ZEO-TECH ENVIRO CORP.
                             ---------------------
             (Exact name of registrant as specified in its charter)

     2300  -  1066  West  Hastings  Street,  Vancouver,  B.C.,  Canada,  V6E 3X2
     ---------------------------------------------------------------------------
    (Address, including zip code, and telephone number, including area code, or registrant's principal executive offices)

                                 Common Shares
                                 -------------
            (Title of each class of securities covered by this Form)

                                      N/A
                                      ---
    (Titles of all other classes of securities for which a duty to file reports under Section 13(a) or 15(d) remains)

Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

          Rule  12g-4(a)(1)(i)               Rule  12h-3(b)(1)(i)
          Rule  12g-4(a)(1)ii)               Rule  12h-3(b)(1)(ii)
          Rule  12g-4(a)(2)(i)  x            Rule  12h-3(b)(2)(i)
          Rule  12g-4(a)(2)(ii)              Rule  12h-3(b)(2)(ii)
                                             Rule  15d-6

Approximate  number of holders of record as of the certification or notice date:
                                    1,200.

Pursuant to the requirements of the Securities Exchange Act of 1934 Zeo-Tech Enviro Corp. has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.


Dated:     June  12,  2003                 BY:          /s/  "Raymon  Paquette"
                                                        -----------------------
                                      Raymon  Paquette  - President and Director


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